UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2010

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

560 Mission Street, Suite 2900 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2010, our operating partnership, Digital Realty Trust, L.P., Citicorp North America, Inc., as administrative agent, and the other financial institutions party thereto entered into Amendment No. 3 to the Revolving Credit Agreement. This amendment provides our operating partnership with the ability to add eligible unencumbered international assets to the borrowing base for its revolving credit facility in support of our outstanding unsecured debt. International assets include properties located in Canada, England, Ireland, Wales, France, Spain, the Netherlands, Singapore and Australia. Under the new amendment, international assets may comprise up to 25% of the borrowing base, with assets in Spain and Singapore limited to up to 10% of the borrowing base. As of June 28, 2010, our borrowing base totaled approximately $2.9 billion of unencumbered assets.

On July 2, 2010, our operating partnership, Prudential Investment Management, Inc., and the other purchasers party thereto entered into Amendment No. 1 to the Note Purchase and Private Shelf Agreement, the terms of which are substantially the same as Amendment No. 3 to the Revolving Credit Agreement described above.

Affiliates of the administrative agent and certain of the lenders under our revolving credit facility are sales agents under our equity distribution agreements, pursuant to which we can issue and sell shares of our common stock having an aggregate offering price of up to $400,000,000 from time to time through them. In addition, as of March 31, 2010, affiliates of one lender under our revolving credit facility leased an aggregate of approximately 121,494 square feet of space in three of our locations for a total annualized contractual rent of approximately $17.2 million.

The foregoing description of the amendments is only a summary and is qualified in its entirety by reference to Amendment No. 3 to the Revolving Credit Agreement and Amendment No. 1 to the Note Purchase and Private Shelf Agreement, copies of which will be filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ JOSHUA A. MILLS
Joshua A. Mills
General Counsel and Assistant Secretary

Date: July 2, 2010